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[LOGO]  7961 SHAFFER PARKWAY
        SUITE 5
        LITTLETON, COLORADO 80127
        TELEPHONE (720) 981-1185
        FAX (720) 981-1186

                                         Trading Symbol: VGZ
                                         Toronto and American Stock Exchanges

_______________________________________  NEWS  _______________________________


                    VISTA GOLD CORP. ANNOUNCES BOARD CHANGES

LITTLETON, COLORADO, MAY 23, 2001 - At the Annual General Meeting, on Friday, May 18, Ronald J. McGregor, Michael B. Richings and Thomas Ogryzlo were re-elected to the Board of Vista Gold Corp. The resignation of Peter Walton, for personal reasons, at the end of March 2001 left a vacancy and the Corporation is pleased to announce the appointment of John Clark, to fill that vacancy. Mr. Clark, a Chartered Accountant, is currently President of Investment and Technical Management Corp., a corporate finance and merchant banking operation based in Toronto. Prior to this, he was President of Laurasia Resources Limited, an oil and gas company. Mr. Clark's background in natural resources and finance will complement the strengths of the existing board members.

Several board members decided not to run for re-election at the Annual General Meeting to allow the Corporation to streamline its board and make it more cost efficient. Their dedication and service to the Corporation and its shareholders over the years is greatly appreciated as is their recognition that the board had to be restructured to better respond to current market conditions.

On another note, the Corporation is delighted with the continued interest and support of its shareholders. It was reported at the Annual General Meeting that over 75-percent of all shares were voted, which is indicative of a very high level of interest and participation by our shareholders in these challenging times. "It is gratifying to know that the majority of our shareholders remain committed and interested in the management of our Corporation," said Jock McGregor, President and CEO. "We will continue to give our best efforts, to involve our shareholders and create value for them, and earn their continued support."

Vista Gold Corp. is an international gold mining, development and exploration company based in Littleton, Colorado. Its holdings include the Hycroft mine in Nevada, development properties in Bolivia and exploration projects in North and South America.

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The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from the targeted results. Such risks and uncertainties include those described in the Company's Form 10-K as amended.

For further information, please contact Investor Relations at (720) 981-1185.